Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-148656

PROSPECTUS SUPPLEMENT NO. 4
DATED October 6, 2008
(To Prospectus dated May 8, 2008)

REDROLLER HOLDINGS, INC.
11,700,150 Shares of Common Stock

This Prospectus Supplement No. 4 updates information contained in, and should be read in conjunction with, that certain Prospectus, dated May 8, 2008, of RedRoller Holdings, Inc. (the “Prospectus”), as updated by Prospectus Supplement No. 1, dated May 16, 2008 (“Prospectus Supplement No. 1”), Prospectus Supplement No. 2, dated August 20, 2008 (“Prospectus Supplement No. 2”) and Prospectus Supplement No. 3, dated August 29, 2008 (“Prospectus No. 3” and, together with Prospectus No. 1, Prospectus No. 2 and this Prospectus Supplement No. 4, the “Prospectus Supplements”).  You should read this Prospectus Supplement No. 4 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2 and Prospectus Supplement No. 3.  The Prospectus relates to the public sale, from time to time, of up to 11,700,150 shares of our common stock by the selling stockholders identified in the Prospectus.  We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

The information attached to this Prospectus Supplement No. 4 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by the Prospectus Supplements.

This Prospectus Supplement No. 4 includes the attached Current Report on Form 8-K, as filed by us with the Securities and Exchange Commission on September 18, 2008.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “RROL.OB”.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus Supplements (or the original Prospectus dated May 8, 2008) are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 6, 2008.

______________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

FORM 8-K
______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 15, 2008

______________________

RedRoller Holdings, Inc.
 (Exact name of Registrant as Specified in its Charter)

______________________

Delaware	333-133987	98-0539667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Soundview Plaza
1266 East Main St.
 Stamford, CT 06902-3546
 (Address of Principal Executive Offices)

(203) 852 - 0100
(Registrant’s telephone number, including area code)
______________________

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On September 15, 2008, RedRoller Holdings, Inc. (the “Company”) borrowed $150,000 from Mr. Sterling Pile pursuant to a Note and Warrant Purchase Agreement (the “Agreement”).  Pursuant to the Agreement, the Company issued Mr. Pile (i) a promissory note bearing interest at the rate of 16% per annum (the “Note”) and (ii) a five-year warrant to purchase 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price to be determined by the Board of Directors of the Company (the “Board”).  The principal and all interest accrued upon the Note is secured by all the assets of the Company and is payable in full upon demand of Mr. Pile on the earlier to occur of (i) September 15, 2009 and (ii) the occurrence of an event of default under the Note.  Mr. Pile is the holder of 802,977 shares of Common Stock, a five-year warrant to purchase 250,000 shares of Common Stock at an exercise price of $0.458 per share and a promissory note of the Company in the principal amount of $100,000.  Mr. Pile formerly served as a member of the Board of Directors of RedRoller, Inc., a wholly-owned subsidiary of the Company.

Item 1.02	Termination of a Material Definitive Agreement.

On September 17, 2008, C. Andrew Brooks’s  as further described below under Item 5.02, official relationship between the Company and Mr. Brooks was terminated.

On September 18, 2008, as a result of the resignation of Michael Tribolet as further described below under Item 5.02, the Employment Agreement between the Company and Mr. Tribolet was terminated.

Item 1.03	Bankruptcy or Receivership.

On September 17, 2008, RedRoller, Inc., a wholly owned operating subsidiary of the Company, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, styled:  In re: RedRoller, Inc., Chapter 11 Case No. 08-50877 (AHWS).  RedRoller, Inc. is authorized to continue to manage its property and operate its business as a debtor-in-possession in accordance with sections 1107 and 1108 of the United States Bankruptcy Code.

Item 3.02	Unregistered Sales of Equity Securities.

Since the date of the Company’s last periodic report, the Company has issued five-year warrants exercisable for the following number of shares of Common Stock at the following exercise prices to the following individuals (collectively, the “Warrants”):

Name	Date of Issuance	Number of Warrants	Exercise Price
Sterling Pile	September 15, 2008	1,000,000	To be determined by the Board.
Sterling Pile	August 27, 2008	250,000	$0.458
John Petti	August 25, 2008	125,000	$0.472

In the aggregate, the Warrants represent more than 5% of the total issued and outstanding shares of Common Stock.

The Warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) and Rule 506 of the Securities Act and Regulation D promulgated thereunder which exempt transactions by an issuer not involving a public offering.

The Warrants were issued by the Company to the individuals listed above in connection with the borrowing by the Company of $300,000 from the individuals listed above.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2008, Michael Tribolet submitted to the Board his written notice of resignation as Chief Executive Officer and director of the Company, effective upon the filing of the paperwork related to the bankruptcy petition of the Company as further described above in Item 1.03. The resignation was accepted by the Board on September 18, 2008.

On September 12, 2008 C. Andrew Brooks’s employment with Company was terminated and on September 17, 2008, C. Andrew Brooks submitted to the Board his written notice of resignation as Principal Accounting Officer, Assistant Secretary and Treasurer of the Company, effective immediately. The resignation was accepted by the Board on September 17, 2008.

2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is contained in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RedRoller Holdings, Inc.

Date: September 18, 2008	By:	/s/ William Van Wyck
Name: William Van Wyck
Title: President